                                                                    EXHIBIT 10.7
                                                                    ------------

Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission that certain information contained herein shall be afforded confidential treatment. The omitted portions are indicated by three asterisks.

                                                                    EXHIBIT 10.7
                                                                    ------------


                                    SECOND

                             AMENDED AND RESTATED

                             PARTNERSHIP AGREEMENT

                                      OF



                      PRODUCT INFORMATION NETWORK VENTURE

                               TABLE OF CONTENTS
                               -----------------

                                                                                                    Page
                                                                                                    ----
ARTICLE 1   ORGANIZATION..........................................................................     1

    1.1     Name..................................................................................     1
    1.2     Purpose...............................................................................     1
    1.3     Principal Office, Partners' Names and Addresses.......................................     2
    1.4     Term..................................................................................     2

ARTICLE 2   CAPITAL AND OTHER REQUIREMENTS........................................................     3

    2.1     Partners' Ownership Interests; Initial Contributions..................................     3
    2.2     Concerning Adelphia...................................................................     3
    2.3     Additional Capital Contributions......................................................     6
    2.4     Default in the Payment of Additional Capital Contributions............................     7
    2.5     Interest on Capital Contributions.....................................................     9
    2.6     Capital Accounts......................................................................     9
    2.7     Protection Against Dilution...........................................................    10

ARTICLE 3   ALLOCATION OF PROFITS AND LOSSES......................................................    10

    3.1     Allocation of Profits.................................................................    10
    3.2     Allocation of Losses..................................................................    10
    3.3     Allocation of Gain or Loss on Sale....................................................    10
    3.4     Change in Ownership Interest..........................................................    10
    3.5     Minimum Gain Chargeback Rules.........................................................    12
    3.6     Nonrecourse Debt......................................................................    12
    3.7     Curative Allocations..................................................................    12
    3.8     Contributions of Property.............................................................    12
    3.9     Profit or Loss........................................................................    12

ARTICLE 4   NON-LIQUIDATION DISTRIBUTIONS.........................................................    13

    4.1     Distribution in Accordance with Ownership Interests...................................    13
    4.2     Distribution Policy...................................................................    13
    4.3     Withholding...........................................................................    13

ARTICLE 5   ACCOUNTING RECORDS AND FISCAL YEAR....................................................  13

    5.1     Books and Records.....................................................................  13
    5.2     Financial Statements and Reports......................................................  14
    5.3     Bank Accounts.........................................................................  14
    5.4     Tax Returns Information...............................................................  14
    5.5     Fiscal Year...........................................................................  17
    5.6     Tax Elections.........................................................................  17

ARTICLE 6   MANAGEMENT............................................................................  17

    6.1     Executive Committee...................................................................  17
    6.2     Chairman of Executive Committee.......................................................  18
    6.3     Meetings of Executive Committee.......................................................  18
    6.4     Business Plan.........................................................................  19
    6.5     Actions Requiring Approval of Executive Committee According to Ownership Interests....  19
    6.6     Action on Programming Content.........................................................  21
    6.7     No Authority to Act for Other Partners................................................  21

ARTICLE 7   SERVICES OF PARTNERS..................................................................  22

ARTICLE 8   DAY-TO-DAY MANAGEMENT; PARTNERSHIP EXPENSES; PARTNER AFFILIATION AGREEMENTS...........  22

    8.1     Management Services of JINI...........................................................  22
    8.2     Partnership Expenses..................................................................  23
    8.3     Partner Affiliation Agreements........................................................  23

ARTICLE 9   REPRESENTATIONS AND WARRANTIES........................................................  29

    9.1     Due Incorporation; Authorization of Agreement.........................................  29
    9.2     No Conflict; No Default...............................................................  29
    9.3     Litigation............................................................................  30

ARTICLE 10  DISSOLUTION AND LIQUIDATION...........................................................  30

    10.1    Events of Dissolution and Liquidation.................................................  30
    10.2    Winding-Up............................................................................  32

ARTICLE 11  RESTRICTIONS ON TRANSFER OR SALE OF PARTNERSHIP OWNERSHIP INTERESTS; GO-ALONG RIGHTS..  34

    11.1    Restrictions on Transfer..............................................................  34
    11.2    Right of First Refusal................................................................  34
    11.3    Go-Along Rights.......................................................................  37

ARTICLE 12  DEFAULT...............................................................................  38

    12.1    Definition of Default.................................................................  38
    12.2    Remedies..............................................................................  38

ARTICLE 13  FORCE MAJEURE.........................................................................  39

    13.1    Force Majeure.........................................................................  39
    13.2    Notice of Force Majeure...............................................................  39

ARTICLE 14  MISCELLANEOUS.........................................................................  40

    14.1    Limits of Partnership.................................................................  40
    14.2    Insurance.............................................................................  40
    14.3    Confidential Information..............................................................  40
    14.4    Publicity.............................................................................  43
    14.5    Modification..........................................................................  43
    14.6    Gender and Number.....................................................................  43
    14.7    Benefits and Obligations..............................................................  43
    14.8    Counterparts..........................................................................  43
    14.9    Captions..............................................................................  43
    14.10   Further Performance...................................................................  43
    14.11   Governing Law.........................................................................  43
    14.12   Notices...............................................................................  44
    14.13   Severability..........................................................................  45
    14.14   Title to Property.....................................................................  45
    14.15   No Commissions........................................................................  45
    14.16   Plan for a Public Offering............................................................  45
    14.17   Powers of the Partners................................................................  46
    14.18   Partners' Own Infomercials............................................................  46

                                    SECOND
                                    ------

                             AMENDED AND RESTATED
                             --------------------

                             PARTNERSHIP AGREEMENT
                             ---------------------


          THIS SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this "Agreement") is effective as of the 1st day of April, 1997, by and among Jones Infomercial Network Ventures, Inc., a Colorado corporation ("JINI"), Cox Consumer Information Network, Inc., a Delaware corporation ("Cox"), and Adelphia Communications Corporation, a Delaware corporation ("Adelphia"). The parties are sometimes referred to collectively as the "Partners" and individually as a "Partner".

          WHEREAS, on January 1, 1995 Cox and JINI formed a general partnership under the laws of Colorado known as Product Information Network Venture; and

          WHEREAS, as of October 1, 1995, Adelphia became a general partner and this Agreement was amended accordingly; and

          WHEREAS, the parties desire to amend further the agreement for such general partnership and to reflect the transfer of a portion of the interest of Adelphia and to restate the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                 ORGANIZATION

          1.1    Name.  The name of the Partnership shall be Product Information
                 ----
Network Venture or such other name as the Executive Committee (as defined in Section 6.1 of this Agreement) shall determine.

          1.2    Purpose.  The purposes of the Partnership shall be to develop
                 -------
fully a network (the "Network") for the promotion and exhibition of multiple direct response television commercials ("Infomercials"), generally ranging in length from 30 seconds to 60 minutes, depending on the requirements needed to adequately demonstrate the particular products or services that are the subjects of the Infomercials. The Partnership shall seek to market the Network and related services to other cable television operators, multi-channel, multi-point distribution systems, low power and full power television stations, full service television networks and direct broadcast satellite and other direct to home services, as well as similar television distribution methods which may develop in the future. The Partnership may conduct any and all activities which are necessary or appropriate in connection with the foregoing.

          1.3    Principal Office, Partners' Names and Addresses.  The
                 -----------------------------------------------
Partnership shall have its principal business office at 9697 East Mineral Avenue, Englewood, Colorado 80112. It may move such office and have additional offices at such other place or places as the Executive Committee may select from time to time. The names and addresses of the Partners are as follows:

          JINI:

                 Jones Infomercial Network Ventures, Inc.
                 9697 E. Mineral Avenue
                 Englewood, Colorado 80112


          Cox:

                 Cox Consumer Information Network, Inc.
                 1400 Lake Hearn Drive
                 Atlanta, Georgia 30319

          Adelphia:

                 Adelphia Communications Corporation
                 5 West Third Street
                 Coudersport, Pennsylvania 16915

          1.4    Term.  The term of the Partnership shall be until December 31,
                 ----
2004. Thereafter, the Partnership shall continue for successive five-year terms unless either JINI or Cox gives written notice to the other Partners at least 120 days prior to the expiration of the initial term, or at least 90 days prior to the expiration of any successive five-year term, that the Partnership will dissolve at the end of such term.


                                   ARTICLE 2

                        CAPITAL AND OTHER REQUIREMENTS

          2.1    Partners' Ownership Interests; Initial Contributions.
                 ----------------------------------------------------

          The interests in the Partnership shall be designated as Ownership Interests ("Ownership Interests"). The percentage Ownership Interests of the Partners as of the date of this Second Amended and Restated Agreement are as set forth on Exhibit A hereto (which Exhibit is hereby incorporated herein by reference).

          2.2  Concerning Adelphia.
               -------------------

               a.(i) Adelphia's sole contribution to the Partnership to date has been the Affiliation Agreement which is Exhibit G hereto. Such Affiliation Agreement (the "Adelphia Agreement") shall be for a period of ten (10) years from October 1, 1995. Adelphia's Ownership Interest in the Partnership will result in a reduction of the Ownership Interests of JINI and Cox and shall be determined as follows:

     As of October 1, 1996, Adelphia had provided approximately *** full-time subscribers to the Network and received, as of such date, an Ownership Interest of ***%. Of such Ownership Interest, ***% has been transferred to JINI (the "Transferred Interest."). Adelphia may also provide additional subscribers pursuant to the Adelphia Agreement. For all full-time subscribers provided to the Network during the period October 2, 1996 and ending April 1, 1998, Adelphia shall receive *** percent Ownership Interest in the Partnership for each *** full-time subscribers provided over and above the subscribers which were provided as of October 1, 1996. Notwithstanding the foregoing, in no event under Section 2.2.a(i) shall Adelphia be entitled to more than a *** percent Ownership Interest in the aggregate for the subscribers provided to the Network after October 1, 1996. On April 1, 1998 any fractional amount of Ownership Interest due Adelphia, as calculated above, which is the result of full-time subscribers provided in an amount less than a full *** subscriber increment, will be issued to Adelphia.

     (ii) Notwithstanding the above, if the Partnership has not issued, in exchange for distribution commitments, Ownership Interests totalling *** percent to new partners (including Adelphia, but excluding JINI and Cox) on or before April 1, 1998, Adelphia shall be entitled to receive an additional Ownership Interest equal to the lesser of:


     ***

               b. The Ownership Interest of Adelphia, as provided in the preceding paragraph, shall not be subject to dilution prior to April 2, 1998 as the result of the admission to the Partnership of one or more partners who provide cable television subscribers to the Network as the means of acquiring an Ownership Interest in the Partnership. Accordingly, if the Partnership admits an additional partner or partners during such period on such basis, the percentage Ownership Interest of such partner necessary to prevent any dilution to the then percentage Ownership Interest of Adelphia shall be derived solely and equally from the interests of JINI and Cox. In determining whether such partner has provided cable television subscribers to the Network in exchange for its Ownership Interest, the fact that such partner also contributes an incidental amount of cash or other property to the Partnership shall not be considered.

               c. The Transferred Interest is now part of the Ownership Interest of JINI and shall not be treated for any purpose under this Agreement or part of the Ownership Interest of Adelphia.

               d. At the election of the Partnership, the Ownership Interest of Adelphia shall terminate and Adelphia shall be deemed to have withdrawn from the Partnership if (x) at any time during the period from October 2, 1996 to April 1, 1998, Adelphia fails to achieve *** of the First Adelphia Benchmark (as defined in Section 8.3.b) and such failure shall continue for a period of 120 days or (xx) at any time after April 2, 1998, Adelphia shall have failed to achieve *** of the Second Adelphia Benchmark (as defined in Section 8.3.b) and such failure shall continue for a period of 120 days. In either such event and upon notice that the Partnership has so elected, Adelphia shall be deemed to have withdrawn from the Partnership and shall have no rights or further obligations with respect to the Partnership except that Adelphia shall be entitled to receive its share (based on its Ownership Interest as in effect immediately prior to such withdrawal) of any undistributed cash balances as of the date of its withdrawal and except for the obligations described in the following sentences of this Section 2.2, upon such withdrawal, the Partnership shall have no further claims against Adelphia under Section 2.2 or Section 8.3, except for any amount owed to the Partnership prior to such withdrawal. In addition, for the two-year period commencing with its withdrawal, Adelphia shall not solicit, directly or indirectly, in connection with the operation of an infomercial network that is substantially similar to the Partnership's Network, any cable television system operator with respect to any system which, on the date of such withdrawal, was subject to an affiliate agreement with the Partnership (the "Covered Systems"). During such two-year period, Adelphia shall not, directly or indirectly, compete with the Partnership in the provision of Infomercials in the areas of the Covered Systems in connection with the operation of an infomerical network that is substantially similar to the Partnership's Network; provided that the foregoing shall not apply to showing infomercials on its own Systems.

               e. Adelphia shall not, directly or indirectly, have any equity interest in any infomercial network during the term of this Agreement. For the two-year period referred to in Section 2.2.d above, Adelphia shall not, directly or indirectly, have a greater than *** equity interest in an infomercial network. An "infomercial network" is a nationally distributed network, substantially all of the programming of which consists of infomercial or informational programming.

          2.3  Additional Capital Contributions.
               --------------------------------

               Additional capital contributions may be required by the Partnership from time to time in such amounts and payable at such time, in such manner and on such terms as may be determined by the Executive Committee (as described herein), subject to the terms of this Agreement. Such additional capital contributions shall be provided to the Partnership by each Partner in proportion to such Partner's Ownership Interest at the time of the Executive Committee's capital call.

          2.4  Default in the Payment of Additional Capital Contributions.
               -----------------------------------------------------------

               a. If any Partner shall fail or refuse to pay any additional capital contributions (the "Defaulting Partner"), the other Partners (the "Complying Partners"), on a pro rata basis, may, at their sole option:

                        i. make an additional capital contribution to the Partnership in the aggregate amount of the additional capital contribution required of such Partner and the Defaulting Partner in response to such call (an "Aggregate Capital Contribution"); or

                        ii. make a loan to the Partnership in an amount equal to the aggregate amount of the additional capital contribution required of such Partner and the Defaulting Partner (a "Deficit Loan"), secured by both the assets of the Partnership and the Ownership Interest of the Defaulting Partner.

               b. If a Complying Partner elects to make the Aggregate Capital Contribution of the Defaulting Partner pursuant to Section 2.4.a.i., the Complying Partner's Capital Account (as hereafter defined) shall be credited with the amount of such contribution. In order to give effect to the increased capital contribution of the Complying Partner, the Ownership Interests of the Complying Partner and the Defaulting Partner shall be adjusted according to the relative cumulative capital contributions of such Partners as of the date of the Aggregate Capital Contribution.

               c. If a Complying Partner elects to make a Deficit Loan pursuant to Section 2.4.a.ii, such loan shall bear interest at the per annum rate of two percent (2%) in excess of the prime rate in effect from time to time as published by Colorado National Bank of Denver or its successor (the "Prime Rate"). Any Deficit Loan shall be payable in three equal annual installments of principal plus accrued interest on the first, second and third anniversaries of the date thereof. A Defaulting Partner shall not be entitled to any Partnership distributions (but shall be allocated and required to report its share of Partnership profit and loss in accordance with Article 3), until all Deficit Loans attributed to the Defaulting Partner are paid in full. A Defaulting Partner may prepay its Deficit Loan at any time without penalty. Until all Deficit Loans are paid in full, any distributions which the Defaulting Partner would otherwise be entitled to receive under Article 4 or Section 10.2 shall be paid to the Complying Partner, and shall be applied first to reimbursement of costs of collection, next to accrued interest and the balance to outstanding principal of the Deficit Loans and shall reduce the final installment due thereon. If the Partnership defaults in payment of a Deficit Loan, such loan shall become immediately due and payable, and shall bear interest from the date of default until payment in full at the rate of 18% per annum. The Partnership shall take commercially reasonable efforts to avoid a default. With respect to any Deficit Loan, the Partnership agrees to pay all costs of collection, including attorneys' fees. All Deficit Loans shall automatically become due and payable upon any transfer of the Defaulting Partner's Ownership Interest. All Deficit Loans shall be represented by a promissory note from the Partnership or other evidence of indebtedness satisfactory to the Complying Partner and shall be secured both by a security interest in the Defaulting Partner's Ownership Interest and the Partnership's assets, respectively. Both the Partnership and the Defaulting Partner shall execute and deliver such promissory notes, security agreements, financing statements and other documents relating to a Deficit Loan as the Complying Partner shall reasonably request.

               d. If a Complying Partner does not elect to make an Aggregate Capital Contribution or Deficit Loan, the Defaulting Partner shall not be relieved of its obligation to contribute the unpaid amount of any additional capital contribution, and such amount shall be payable without further demand, together with interest at the rate of 2% per annum in excess of the Prime Rate and all costs of collection, including attorneys' fees, and shall be secured by a security interest in the Defaulting Partner's Ownership Interest.

               e.   The rights granted to the Complying Partner under this
Section 2.4 are in addition to any rights or remedies that the Complying Partner or the Partnership may have under this Agreement or at law or in equity relating to the failure or refusal of the Defaulting Partner to make any additional capital contribution required of it in response to a call by the Executive Committee. In the event that there is a default with respect to the payment by the Partnership to a Complying Partner of a Deficit Loan, the Complying Partner agrees that it shall first foreclose its security interest against the assets of the Partnership or otherwise take action against such assets (in each case to the extent it lawfully may do so), before seeking to foreclose upon or taking action against the Ownership Interest of the Defaulting Partner.

               f. In the event that following a call for additional capital contributions, the Partnership has not obtained the full amount of the called funds according to the provisions of Section 2.4, the Executive Committee may seek to obtain funds from other parties and may determine to admit additional partners pursuant to Section 6.5 of this Agreement.

          2.5    Interest on Capital Contributions.  No interest shall be paid
                 ---------------------------------
on any contribution to the capital of the Partnership.

          2.6    Capital Accounts.
                 ----------------

                 a. There shall be established and maintained on the books of the Partnership a separate capital account (a "Capital Account") for each Partner. Each Partner's Capital Account shall be credited with the amount of money and the fair market value of other property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership or any other Partner is considered to assume or take subject to under Internal Revenue Code of 1986 ("IRC") Section 752) pursuant to Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement. Each Partner's allocated share of Partnership items of profit and loss shall be credited or debited to its Capital Account. All Partnership distributions to a Partner of cash or property (which shall be valued at its fair market value, net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under IRC Section 752) shall be debited to such Partner's Capital Account. Notwithstanding anything in this Section 2.6a. to the contrary, Capital Accounts shall in any event be determined and maintained in accordance with IRC Section 704(b) and Treasury Regulations Section 1.704-1(b)(2)(iv).

                 b. If additional partners are admitted to the Partnership in return for the contribution of money or other property or as a Partner or Partners contribute additional money or other property to the Partnership in exchange for an interest in the Partnership, the Tax Matters Partner (designated under Section 5.4 a. of this Agreement) may, at the election of the Executive Committee, cause the Capital Accounts of the Partners to be adjusted to reflect a revaluation of the assets of the Partnership based on the fair market value of such assets as determined by the Executive Committee to reflect the manner in which unrealized income, gain, loss or deduction in such assets (that has not previously been reflected in the Capital Accounts) would be allocated among the

Partners if there were a taxable disposition for the fair market value of such assets on the date of admission of the additional partners. If the assets of the Partnership are revalued pursuant to the preceding sentence, then (i) the Partners' Capital Accounts will thereafter be adjusted in accordance with Treas. Reg. (S) 1.704-1(b)(2)(iv)(g) for allocations to them, pursuant to Article 3, of depreciation, amortization, and gain or loss as computed for book purposes with respect to such assets, and (ii) allocations of depreciation, amortization, and gain or loss as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property consistent with the principles of IRC Sections 704(b) and 704(c).

          2.7    Protection Against Dilution.  The Partners shall have a
                 ---------------------------
preemptive right against dilution of their Ownership Interests by the admission of other Partners. Nonetheless, the parties agree that such dilution can occur:


          a. In the event that the Partnership (or any successor entity selected to be the public vehicle) goes public, or

          b. Subject to Section 2.2b, if the Executive Committee determines pursuant to the provisions of Section 6.5 to allow additional persons to join the Partnership.

                                   ARTICLE 3

                       ALLOCATION OF PROFITS AND LOSSES

          3.1    Allocation of Profits.  Except as otherwise provided in this
                 ---------------------
Article 3, all Partnership profit shall be allocated as follows:

          a) First, to the Partners in the amount of losses, if any, previously allocated under Section 3.2 to such Partners in the reverse order of such previous loss allocations until the amount of profit allocated to the Partners under this Section 3.1(a) equals the total amount of loss allocated under Section 3.2. Such allocation shall be made in the same ratio as the allocation of any such losses;

          b) Second, to the Partners in accordance with their respective Ownership Interests.

          3.2    Allocation of Losses.  Except as otherwise provided in this
                 --------------------
Article 3, all Partnership losses shall be allocated to the Partners in accordance with their respective Ownership Interests.

          3.3    Allocation of Gain or Loss on Sale.  Notwithstanding Sections
                 ----------------------------------
3.1 and 3.2, profit or loss on the sale of all or substantially all of the assets of the Partnership shall be allocated to the Partners so as to cause, to the extent possible, the Capital Account balance of each Partner to bear the same ratio to the aggregate Capital Account balances of all Partners as such Partner's Ownership Interest.

          3.4    Change In Ownership Interest.  If a Partner's Ownership
                 ----------------------------
Interest changes during a fiscal year, the Partner's share of profits, losses and credits for such fiscal year shall be determined by assigning to each day in the fiscal year the fraction of such item equal to the Partner's Ownership Interest in effect on such day divided by the number of days in the fiscal year, and by taking the sum of all the amounts so assigned within the fiscal year; provided that gain or loss on the sale of Partnership assets shall be allocated in accordance with the Ownership Interests in effect at the time of the sale.

          3.5    Minimum Gain Chargeback Rules.  Notwithstanding any other
                 -----------------------------
provisions of this Article 3, items of income and gain of the Partnership shall be allocated so as to comply with the gain chargeback requirements of Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4).

          3.6    Nonrecourse Debt.  Any Partner nonrecourse deductions for a
                 ----------------
taxable year shall be allocated to the Partner that made, or guaranteed, or is otherwise liable with respect to the loan to which such deductions are attributable, in accordance with Treas. Reg. Section 1.704-2(i) or any successor provision.

          3.7    Curative Allocations.  The allocations of profits and loss in
                 --------------------
Section 3.1 and Section 3.2 are intended to cause the Capital Account of each Partner to equal to the amounts distributable to such Partner pursuant to
Section 4.1.  Any allocations of profit or loss (or items thereof) pursuant to
Section 3.5 and Section 3.6 shall, to the maximum extent possible consistent with such Sections, be taken into account in computing subsequent allocations of profit and loss, so that the Partners' Capital Account balances shall be equal to the balances that would have resulted in the absence of such Sections, and the Tax Matters Partner is authorized to adjust the allocations of profit and loss pursuant to Sections 3.1 and 3.2 to the extent necessary to cause the Capital Account of each Partner to equal the amounts distributable to such Partner pursuant to Section 4.1. The character of profit or loss allocated in such subsequent allocations shall, to the extent possible, be the same as the allocations which would have been made in the absence of such Sections.

          3.8    Contributions of Property.  In accordance with IRC Section
                 -------------------------
704(c) and the Treasury Regulations thereunder, solely for federal and applicable state and local income tax purposes, income, gain, loss and deduction with respect to any property contributed to the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the contributing Partner for federal income tax purposes and its fair market value at the time of contributions.

          3.9    Profit or Loss.  For purposes of Section 2.3 and Article 3,
                 --------------
"profit or loss" refers to taxable income of the Partnership as computed under IRC Section 703, but taking into account also (i) any item of income exempt from tax, and (ii) any item of expense described in IRC Section 705(a)(2)(B) or treated as described in IRC Section 705(a)(2)(B) by Regulations promulgated under IRC Section 704(b) and excluding any items specially allocated pursuant to Sections 3.5 and 3.6 hereof.

                                   ARTICLE 4

                         NON-LIQUIDATION DISTRIBUTIONS

          4.1    Distributions in Accordance with Ownership Interests.
                 ----------------------------------------------------
Distributions by the Partnership shall be made in accordance with the Ownership Interests at the time of distribution.

          4.2    Distribution Policy.  The Partners hereby adopt the following
                 -------------------
policy (the "Distribution Policy"):


          The Partnership shall make distributions to the Partners in amounts that the Executive Committee determines are not needed and may not reasonably be expected to be needed for Partnership purposes, including repayment of Partnership obligations, or establishing reasonable reserves therefor. In addition, the Partnership shall repay principal and accrued interest on any Deficit Loans prior to making any distributions to the Partners.

          4.3    Withholding.  All amounts withheld pursuant to the IRC or any
                 -----------
provision of any state or local tax law with respect to any payment or distribution to a Partner shall be treated as amounts distributed to such Partner pursuant to this Article 4.

                                   ARTICLE 5

                      ACCOUNTING RECORDS AND FISCAL YEAR

          5.1    Books and Records.  The Partnership shall keep or cause to be
                 -----------------
kept appropriate records and books of account in reasonable detail and in accordance with generally accepted accounting principles. The Partnership's books will be audited annually by a firm of independent public accountants selected from time to time by the Executive Committee. The books and records shall be maintained at the principal business office of the Partnership or such other places as the Executive Committee may determine, and all such books and records shall be available for inspection and copying by the Partners or their duly authorized representatives during normal business hours after giving reasonable notice.

          5.2    Financial Statements and Reports.  The Partnership shall cause
                 --------------------------------
to be delivered to each Partner the following financial statements prepared, in each case, in accordance with generally accepted accounting principles consistently applied, and such other reports as any Partner may reasonably request:

                 a. promptly upon availability, and in any event within thirty
(30) days after the end of each month, an unaudited balance sheet as of the end of such month and an unaudited statement of income or loss for the interim period through such month, such statement of income or loss for such period to include, in reasonable detail, a comparison of actual to budgeted income or loss;

                 b. promptly upon availability, and in any event within sixty
(60) days after the end of each of the first three quarterly periods of each fiscal year, an unaudited statement of sources and uses of funds for the year to date then ended; and

                 c. promptly upon availability, and in any event within ninety
(90) days after the end of each fiscal year, a balance sheet of the Partnership as of the end of such fiscal year and a statement of income or loss for such fiscal year, such balance sheet and statement of income and loss to include a comparison of the current fiscal year with the immediately preceding fiscal year.

          5.3    Bank Accounts.  The Partnership shall maintain bank accounts in
                 -------------
such banks or institutions as the Executive Committee from time to time shall select in accordance with the terms of this Agreement, and such accounts shall be drawn upon by checks signed by such person or persons, and in such manner, as may be designated by the Executive Committee. All monies of the Partnership shall be deposited in the bank account or accounts of the Partnership, and shall not be commingled with monies of the Partners.

          5.4    Tax Returns Information.
                 -----------------------

                 a. JINI is hereby designated "Tax Matters Partner" for the Partnership, and may take any action on behalf of the Partnership that it has authority to take as Tax Matters Partner. The Tax Matters Partner is expressly authorized to perform on behalf of the Partnership or any Partner any act that may be necessary to make this designation effective under any regulation, ruling, procedure or instruction that may be issued by the Internal Revenue Service. The Tax Matters Partner is authorized to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as such, and is entitled to take any action on behalf of the Partnership in any such tax proceeding that it, in its reasonable business judgment, deems to be in the best interests of the Partners. Notwithstanding the previous sentence, the Tax Matters Partner (i) shall consult with and consider the views of the Executive Committee prior to taking any material action in its capacity as the Tax Matters Partner; and (ii) shall not extend any statute of limitations, file any protest, petition or pleading, or settle any audit or judicial proceeding without the approval of the Executive Committee.

          The Tax Matters Partner shall cause income and other required federal, state and local tax returns for the Partnership to be prepared and to be timely filed with the appropriate authorities and, subject to Section 5.6, shall make such elections as the Tax Matters Partner shall deem to be in the best interest of the Partnership and the Partners. The Tax Matters Partner shall not be liable to the Partnership for any act or omission taken or suffered by it in the preparation of such tax returns provided it acted in good faith and in the belief that such act or omission is in or is not opposed to the best interest of the Partnership and further provided that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law. The Tax Matters Partner shall cause any such tax return to be submitted to each Partner for review and approval prior to its due date (including extensions) unless otherwise agreed to by the Partners.

                 b. The Tax Matters Partner shall cause to be provided to each Partner information concerning the Partnership's taxable income or loss and each item of income, gain, loss, deduction or credit which is relevant to reporting a Partner's share of Partnership income, gain, loss, deduction or credit for purposes of federal or state income tax. Information required for the preparation of a Partner's income tax returns shall be furnished to the Partners as soon as possible after the close of the Partnership's fiscal year and, in any event, no later than the date on which the income tax return for such fiscal year is submitted to the Partners for review.

          c. The Tax Matters Partner shall cause to be filed timely all federal, state, and local reports as may be required, including without limitation, all reports required by licenses and permits, sales and use tax reports, income tax withholding reports, FICA tax reports, unemployment compensation reports, information reports, FCC reports and applications and similar reports, and shall cause all payments required thereunder to be made by the Partnership from the Partnership's funds.

          d. The Tax Matters Partner shall promptly notify each of the Partners under the following circumstances: (i) if the Tax Matters Partner caused an amended tax return to be filed on behalf of the Partnership; (ii) if the Tax Matters Partner extends the statute of limitations on assessments with respect to any taxable year of the Partnership (which extension may only be made with the prior consent of the Executive Committee); (iii) if any tax return of the Partnership is audited or if any adjustments to any such return are proposed; and (iv) if the Tax Matters Partner enters into a settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any taxable year of the Partnership (which settlement agreement may only be entered into with the prior consent of the Executive Committee). The Tax Matters Partner shall promptly furnish to each of the Partners all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the IRC and the Treasury Regulations thereunder. In addition, the Tax Matters Partner shall supply such information to the Internal Revenue Service as may be necessary to identify the Partners as "notice partners" under IRC Section 6231. During the pendency of any administrative or judicial proceeding relating to federal income tax matters, the Tax Matters Partner shall furnish to each of the Partners periodic reports concerning the status of any such proceeding. Each of the Partners who elects to participate in any administrative or judicial proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation. The cost of any resulting audits or adjustments of any Partner's tax return shall be borne solely by the affected Partner.

          5.5    Fiscal Year.  The fiscal year of the Partnership shall be the
                 -----------
calendar year.  Cox represents that its taxable year is the year ended

December 31. JINI represents that its taxable year is the year ended May 31. Adelphia represents that its taxable year is the year ended March 31.

          5.6    Tax Elections.  The Tax Matters Partner shall make the
                 -------------
following tax elections on behalf of the Partnership:

                 (a) To adopt the accrual method of accounting.

                 (b) Such other elections as the Executive Committee shall decide.

                                   ARTICLE 6

                                  MANAGEMENT

          6.1    Executive Committee.
                 -------------------

                 There is hereby established an Executive Committee of five (5) members which, unless otherwise provided in this Agreement, shall have and exercise full discretion and final authority with respect to the affairs of the Partnership (the "Executive Committee"). The members of the Executive Committee shall consist of two (2) members designated by Cox, two (2) members designated by JINI and one (1) member designated by Adelphia. The names of the present members of the Executive Committee are set forth on Exhibit B hereto. A Partner may remove, at any time, its representative(s) and, upon such removal, or the death or resignation of a member of the Executive Committee, a successor shall be designated by the Partner which appointed the Executive Committee member being removed or replaced. Each member of the Executive Committee shall have one vote on all matters, except as provided in Section 6.5. Each member of the Executive Committee shall comply with, and each Partner shall cause its representatives on the Executive Committee to comply with, the terms of this Agreement. In addition, each Partner shall be entitled to appoint alternate representatives who shall be entitled to attend meetings of the Executive Committee and, in the event that a Partner's representative is unable to attend, such alternate representative shall have full authority to act in the place of the absent representative. Each Partner shall notify the other Partners in writing of the selection of its representatives and alternate representatives.

          6.2    Chairman of Executive Committee.  The Chairman of the Executive
                 -------------------------------
Committee shall be selected annually, on a rotating basis and shall be one of the representatives of JINI or Cox on the Executive Committee. The Chairman (or, if absent, the alternate representative for the Chairman) shall conduct the meetings of the Executive Committee, shall designate a secretary to the Executive Committee and shall oversee the preparation and circulation of notices, if required, agenda and minutes. The initial Chairman shall be designated by Cox.

          6.3    Meetings of Executive Committee.
                 -------------------------------

                 a. The Executive Committee may establish meeting dates and requisite notice requirements, adopt rules of procedure it deems consistent herewith, and meet by means of conference telephone or similar communications equipment. The Executive Committee shall meet no less than once each year. Each Partner shall have the right to call a special meeting of the Executive Committee by giving five (5) days' advance written notice of the time, date and location of such meeting to the other General Partner. Notice of any meeting may be waived in writing.

                 b. The presence at any meeting of a majority of the representatives shall constitute a quorum for the taking of any action. Except as provided in Section 6.5, the vote of a majority of the representatives shall be required to take action at a meeting. Any representative may appoint a proxy to act on his behalf and to vote in his stead at any meeting.

                 c. Minutes of each meeting of the Executive Committee shall be prepared and circulated to the Executive Committee representatives. Upon their adoption by the Executive Committee, minutes shall be filed in the principal office of the Partnership. Written consents to any action taken by the Executive Committee without a meeting shall also be filed with the minutes.

          6.4    Business Plan.  A business plan of the Partnership (the
                 -------------
"Business Plan") shall be developed on an annual basis (except for the first Business Plan) and shall reflect the plans of the Partnership for a calendar year.

The Business Plan shall include both financial data and a description of the markets and customers to be targeted for the subject calendar year. The financial data will consist of a pro forma profit and loss projection and a pro forma cash flow analysis.

          6.5    Actions Requiring Approval of Executive Committee According to
                 --------------------------------------------------------------
Ownership Interests.
-------------------

                 a. Notwithstanding any other provision of this Agreement, the following actions shall require the approval of the Executive Committee, with voting thereon done according to the respective Ownership Interests of the Partners at the time. No action will be deemed approved under this Section 6.5a. unless it has received the vote of Executive Committee members designated by the Partners representing at least 75% of the Ownership Interests entitled to vote. The actions are:


          1.   Amendment of the Partnership agreement.

          2.   Admission of a new partner.

          3. Sale, pledge or encumbrance of all of substantially all of the Partnership's assets.

          4.   Merger or consolidation with any other entity.

          5. Approval of the annual Business Plans and amendments thereto. The Business Plans shall provide for mutually agreed-upon overhead and transponder costs to be charged to the Partnership, indicating those instances where a mark-up is to be charged, and the amount of such mark-up.

          6.   Selection/replacement of auditors.


          7. Unbudgeted expenditures in excess of $15,000 for any single transaction or unbudgeted expenditures for each fiscal year that total more than $30,000 in aggregate.


          8.   Dissolution.

          9.   Going public and the terms and conditions thereof.


          10.  Change in the scope of the business of the Partnership.


          11. Implementation of capital calls, other than as provided in an agreed-upon Business Plan. Notwithstanding anything in Section 6.5, there shall be no capital calls from October 1, 1995 to April 2, 1998 without the vote or consent of Adelphia.

          12. Acquisitions and investments or the creation of subsidiaries, in each case other than those as agreed to in the relevant Business Plans.

          13.  Bank accounts and signatories.


          14. Term and condition of agreements with affiliates, other than those covered in clause 5. above.


          15.  Distributions or redemptions with respect to Ownership Interests.

          16.  The initiation or settlement of material litigation.


          17. The initiation of any bankruptcy or insolvency filing by the Partnership.


          18. The incurrence or prepayment of any indebtedness of $25,000 or more in the aggregate, or the issuance of any guarantees of the indebtedness or obligations of others in an amount of $25,000 or more in the aggregate, in each case other than pursuant to an agreed-upon Business Plan.


          19. The granting of any material liens or the pledge of assets of the Partnership.


          20. The adoption of, and material modifications to, the form of the affiliation agreement between the Network and distributors of the Network's programming.

          21. Confirmation of the selection by JINI of the Chief Operating Officer.

          Notwithstanding the foregoing, if as a result of a sale of a portion of its Ownership Interest, either JINI or Cox has an Ownership Interest of less than 20%, that Partner shall not be entitled to vote with respect to the actions set forth in Section 6.5 a. until its Ownership Interest is no longer less than 20%. Adelphia shall not be entitled to vote with respect to the actions set forth in Section 6.5a if, commencing on April 2, 1998, its Ownership Interest is less than 5%, until such time as its Ownership Interest is at least 5%.

          6.6.   Action on Programming Content.  It is understood and agreed
                 -----------------------------
that the general content of programming on the Network shall be subject to the review and approval of the Executive Committee, taking into account the reasonable requests by cable television system managers not to carry certain specific, objectionable programming, with any two members of the Executive Committee having the power to veto, on such basis, the carriage of such programming by the Network.

          6.7.   No Authority to Act for Other Partners.  No Partner shall have
                 --------------------------------------
any authority to act for, or to assume any obligation or responsibility on behalf of another Partner. In addition to the other remedies specified in this Agreement, each Partner agrees to indemnify and hold the other Partners harmless from and against any claim, demand, loss, damage, liability or expense of any kind or nature whatsoever, including attorneys' fees, incurred by or against such other Partner and arising out of or resulting from any action taken by the indemnifying Partner in violation hereof.

                                   ARTICLE 7

                             SERVICES OF PARTNERS

          Subject to approval by the Executive Committee (which may be in the form of the approval of an Annual Plan), the Partnership shall pay any Partner or its affiliates for goods and services, including the services of any individuals provided to the Partnership pursuant to Article 8 hereof, an amount equal to the fair market value of the goods or services provided, as set forth in the Business Plan or as determined by the Executive Committee. Any amount agreed to be paid to any Partner for goods or services provided to the Partnership shall be deemed to be the fair market value of the goods and services so provided. JINI and its affiliates shall provide to the Partnership the types of goods and services set forth on Exhibit D hereto (which Exhibit is hereby incorporated herein by reference). The charges therefor as set forth on Exhibit D are hereby deemed to be the fair market value for such goods and services.



                                   ARTICLE 8

        DAY-TO-DAY MANAGEMENT; EXPENSES; PARTNER AFFILIATION AGREEMENTS

          8.1    Management Services of JINI.  Day-to-day management of the
                 ---------------------------
Partnership will be provided by JINI. JINI will appoint a management team for the Partnership, including a Chief Operating Officer who shall report to the Executive Committee. The compensation of such management team and Chief Operating Officer shall be subject to the provisions of Article 7 above. JINI shall use its commercially reasonable best efforts to ensure that appropriate uplink and satellite facilities and satellite transponder space remains available, through customary lease or sublease arrangements with satellite operators, for the carriage of the Network's programming throughout the term of the Partnership. The Partnership shall use JINI's billing hardware and software, playback, uplink and satellite facilities, as set forth on Exhibit D hereto and JINI shall be paid the charges therefor set forth on Exhibit D. Exhibit D also sets forth the charges to the Partnership for such software and facilities.

          8.2    Partnership Expenses.  The Partnership shall pay all expenses
                 --------------------
directly attributable to the Partnership which are incurred after January 1, 1995, including, but not limited to, all Network development costs, equipment, personnel costs, marketing and promotion expenses (including sales materials and advertising) and compensation. In addition, the Partnership shall reimburse the Partners for their actual out-of-pocket travel and associated costs if employees of a Partner are required to travel on Partnership business.

          8.3    Partnership Affiliation Agreements.
                 ----------------------------------

                 a. Each of the Partners shall use their commercially reasonable best efforts to make the cable television subscribers of their affiliates available to the Partnership. For purposes of this Section 8.3, the term "subscribers" shall refer to those subscribers to the Network, as set forth in their respective affiliation agreements.

                    (i) Cox has caused Cox Communications, Inc. to enter into an affiliation agreement with the Partnership covering the cable television systems described in Exhibit E hereto (which is hereby incorporated herein by reference) owned by Cox Communications, Inc., and which affiliation agreement is substantially in the form of Exhibit F attached hereto (the "Cox Affiliation Agreement").

                    (ii) JINI has assigned to the Partnership all of JINI's right, title and interest in and to that certain Affiliate Agreement, dated as of August 1, 1994 (and as the same has been amended to conform to the Cox Affiliation Agreement, except as to the term thereof, which shall remain a ten-year term) between JINI and Jones Intercable, Inc. covering the cable television systems described in Exhibit E hereto owned or managed by Jones Intercable, Inc.

                    (iii) Adelphia shall, upon execution of this Amended Agreement, extend the Adelphia Agreement on the terms and conditions of Exhibit G hereto through the period ending October 1, 2005.

                     (iv) Exhibit E also sets forth the subscribers to be provided by respective affiliates of the Partners to the Network, along with their specific launch commitments. Except as provided in this Agreement and the Exhibits thereto, the Partners intend that their launch commitments shall be approximately equal and shall cover at least one million subscribers. If any Partner provides additional subscribers after the fulfillment of the initial launch commitment, the Ownership Interests of the Partners shall not be affected thereby.

               b. (i) Notwithstanding anything in Section a. above, JINI and Cox agree that at all times the number of subscribers covered by agreements with their respective affiliates shall be at least the lower of (i) one million or (ii) seventy-five percent (75%) of the subscribers of JINI or Cox's respective affiliates (the "Bench Mark"). In the event that JINI or Cox is not in compliance with this provision, it shall have a period of one hundred twenty
(120) days to cure its default. If such default is not cured within such period, the defaulting party shall pay to the Partnership an amount per month, determined commencing as of the date of the default, for each subscriber (the "Shortfall Amount") which is less than the Bench Mark. The Shortfall Amount is the average of 125% of revenue per month per subscriber, but not less than 10 cents, based on the following formula: gross revenue minus bad debts, commissions and rebates, divided by peak subscribers, equals revenue per subscriber. The revenue per subscriber shall be calculated for the three-month period before the party falls below the Bench Mark. Such payments shall continue for so long as the Bench Mark is not met.

                     (ii) Notwithstanding anything in Section a. above, Adelphia agrees (x) that for the period October 2, 1996 through April 1, 1998, the number of subscribers provided pursuant to the Adelphia Agreement shall be at least *** (the "First Adelphia Bench Mark") and (xx) that commencing on April 2, 1998 and continuing thereafter, the number of subscribers provided pursuant to the Adelphia Agreement shall be at least the number of subscribers on April 1, 1998 (the "Second Adelphia Bench Mark"), but not less than ***. In the event that Adelphia is not in compliance with this provision, it shall have a period of one hundred twenty (120) days to cure its default. If such default is not cured within such period, Adelphia shall pay to the Partnership an amount per month, determined commencing as of the date of the default, for each subscriber (the "Adelphia Shortfall Amount") which is less than the Adelphia Bench Mark involved. The Adelphia Shortfall Amount is the average of ***% of revenue per month per Adelphia subscriber, but not less than ***, based on the following formula: gross revenue generated by the Adelphia subscribers minus the related bad debts, commissions and rebates, divided by Adelphia subscribers, equals revenue per subscriber. The revenue per subscriber shall be calculated for the three-month period before Adelphia falls below the Adelphia Bench Mark involved. Such payments shall continue for so long as such Adelphia Bench Mark is not met.

               c. Notwithstanding any other provision of this Agreement, Cox may elect to withdraw from the Partnership upon giving notice to the Partnership and to the other Partners at least ninety (90) days prior to December 31, 1999 that it will not renew the Cox Affiliation Agreement or provide an affiliate agreement that would commit, for a period of five years, at least one million subscribers to the Partnership on and after such date. Upon the giving of such notice, the rights of Cox pursuant to Article 10 and 11 of this Agreement shall terminate. If Cox gives such notice, then on December 31, 1999, Cox shall withdraw from the Partnership and shall have no rights with respect to the Partnership except as set forth in this Section 8.3c. To the extent of any conflict between this Section 8.3c and any other provision of this Agreement, this Section 8.3c shall control.

               Upon Cox's withdrawal, (i) the Cox Affiliation Agreement shall terminate and shall no longer bind the Partnership or belong to the Partnership and (ii) Cox shall have no interest in the Partnership, its assets or properties, nor any right to any payment therefor, provided that Cox shall be entitled to receive its share (based on its Ownership Interest as in effect immediately prior to such withdrawal) of any undistributed cash balances as of the date of its withdrawal. In addition, for the two-year period commencing with its withdrawal, Cox shall not solicit, directly or indirectly, in connection with the operation of an infomercial network that is substantially similar to the Partnership's Network, any cable television system operator with respect to any system which, on the date of such withdrawal, was subject to an affiliate agreement with the Partnership (the "Covered Systems"). During such two-year period, Cox shall not, directly or indirectly, compete with the Partnership in the provision of Infomercials in the areas of the Covered Systems in connection with the operation of an infomercial network that is substantially similar to the Partnership's Network.

               d. Notwithstanding any other provision of this Agreement, Adelphia may elect to withdraw from the Partnership upon giving notice to the Partnership and to the other Partners at least ninety (90) days prior to the end of the term of the Adelphia Agreement that it will not renew the Adelphia Agreement. Upon the giving of such notice, the rights and obligations of Adelphia pursuant to Article 10 and 11 of this Agreement shall terminate. If Adelphia gives such notice, then at the end of the term of the Adelphia Agreement, Adelphia shall withdraw from the Partnership and shall have no rights or obligations with respect to the Partnership except as set forth in this
Section 8.3d. To the extent of any conflict between this Section 8.3d and any other provision of this Agreement, this Section 8.3d shall control.

               Upon Adelphia's withdrawal, (i) the Adelphia Agreement shall terminate and shall no longer bind the Partnership or belong to the Partnership and (ii) Adelphia shall have no interest in the Partnership, its assets or properties, nor any right to any payment therefor, provided that Adelphia shall be entitled to receive its share (based on its Ownership Interest as in effect immediately prior to such withdrawal) of any undistributed cash balances as of the date of its withdrawal. In addition, for the two-year period commencing with its withdrawal, Adelphia shall not solicit, directly or indirectly, in connection with the operation of an infomercial network that is substantially similar to the Partnership's Network, any cable television system operator with respect to any Covered System. During such two-year period, Adelphia shall not, directly or indirectly, compete with the Partnership in the provision of Infomercials in the areas of the Covered Systems in connection with the operation of an infomercial network that is substantially similar to the Partnership's Network; provided that the foregoing shall not apply to showing infomercials on its own Systems. Further, Adelphia shall not, directly or indirectly have any greater than a five percent (5%) equity interest in any infomercial network for the 2 year period referred to above.

          e. In the event that a sale of one or more cable television systems by JINI or Cox causes the number of subscribers covered by the affiliate agreement attributable to such Partner to fall below 750,000, such Partner shall, in addition to making the payments called for by Section 8.3b, use its commercially reasonable efforts to cause the buyer or buyers of such cable television systems to sign new affiliate agreements with the Partnership. If the Partnership enters into such an agreement, the number of subscribers covered thereby shall count toward such 750,000 subscriber level. If the number of such subscribers remains below 750,000 for a period of one hundred twenty (120) days following such sale, JINI or Cox, as the case may be, shall have the right, for a period of sixty (60) days following such one hundred twenty (120) day period, to cause the dissolution of the Partnership if the affected Partner is the other of them.

          f. In the event that a sale of one or more cable television systems by Adelphia causes the number of subscribers provided by Adelphia to fall below ***% of the First Adelphia Benchmark or the Second Adelphia Benchmark, as the case may be, Adelphia shall, in addition to making the payments called for by
Section 8.3b, ***. If the Partnership enters into such an agreement, the number of subscribers covered thereby shall count toward such required subscriber level. In addition, if the Partnership is unable to enter into such an agreement, the number of subscribers shall still count toward such required subscriber level as long as the cable television system continues to carry the Network on a full-time basis. If the number of such subscribers remains below the required subscriber level for a period of one hundred eighty (180) days following such sale, then for a period of sixty (60) days following such one hundred eighty (180) day period, the Partnership shall have the right during such sixty (60) day period to purchase the Ownership Interest of Adelphia for an amount equal to its share (based upon its Ownership Interest as in effect imediately prior to such withdrawal) of any undistributed cash balances as of the date of its withdrawal and all rights of Adelphia under this Agreement shall terminate, but the Adelphia Agreement shall not be terminated.

          g. For purposes of determining the number of subscribers provided by Adelphia under this Agreement, such number shall include those subscribers of a cable television system acquired by Adelphia which had an affiliation agreement with the Network that continues after the acquisition by Adelphia.

                                   ARTICLE 9
                        REPRESENTATIONS AND WARRANTIES

          As of the date hereof, each of the Partners hereby makes each of the representations and warranties set forth in this Article 9, and such warranties and representations shall survive the execution of this Agreement.

          9.1  Due Incorporation; Authorization of Agreement.  Such Partner is
               ---------------------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement and each such other agreement has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of such Partner.

          9.2  No Conflict; No Default.  Neither the execution, delivery and
               -----------------------
performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby will (a) conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner, (b) conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of such Partner or of any material agreement or instrument to which such Partner is a party or by which such Partner is or may be bound or to which any of its material properties or assets is subject, (c) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Partner is a party or by which such Partner is or may be bound, or (d) result in the creation or imposition of any lien upon any of the material properties or assets of such Partner.

          9.3  Litigation.  There are no actions, suits, proceedings or
               ----------
investigations pending or to the knowledge of such Partner, threatened against or affecting such Partner or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement.

                                  ARTICLE 10
                          DISSOLUTION AND LIQUIDATION

          10.1   Events of Dissolution and Liquidation.  The Partnership shall
                 -------------------------------------
be dissolved and its affairs wound up pursuant to this Agreement upon the first to occur of any of the following events ("Events of Dissolution"):

                 a. Action by the Executive Committee pursuant to Section 6.5a. of this Agreement;

                 b. the sale or other disposition of substantially all of the assets of the Partnership (excluding a mortgage, pledge or encumbrance of such assets), unless there are at least two Partners who elect to continue the business of the Partnership;

                 c. action by the nondefaulting Partners to cause the dissolution of the Partnership pursuant to Section 12.2b.;

                 d. the entry of a final, non-appealable order by a court of competent jurisdiction declaring Section 2.3 or Articles 6, 11 or 12 invalid or unenforceable and the Partners are unable to negotiate a new agreement as contemplated by Section 14.13;

                 e. the bankruptcy of a Partner, unless in any such instance all of the remaining Partners (if there be more than one) elect to continue the business of the Partnership;

                 f. the entry of an order for relief pursuant to an involuntary petition against the Partnership under Chapter 7 of the bankruptcy law of the United States; the filing by the Partnership of a voluntary petition for liquidation under Chapter 7 of the Bankruptcy Code of the United States; the general assignment by the Partnership for the benefit of creditors under the laws of any state; or the appointment of a receiver for all or substantially all of the assets of the Partnership, unless such receivership is dissolved within 30 days after the appointment of such receiver; however, the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code of the United States by the Partnership, or the entry of an order for relief pursuant to a voluntary or involuntary petition by or against the Partnership under Chapter 11 of the Bankruptcy Code of the United States, shall not, in itself, cause dissolution of the Partnership;

                 g. the happening of any event which makes it unlawful for the Partnership business to be conducted;

                 h. the expiration of the term provided in Section 1.4 of this Agreement; or

                 i.  an election by the non-affected Partner as set forth in
Section 8.3d.

          The Partners agree that except as provided in Section 8.3.c and 8.3.d, withdrawal by, or dissolution of, a Partner is not permitted and shall not cause a dissolution of the Partnership.

          10.2   Winding-Up.  Upon the occurrence of an Event of Dissolution,
                 ----------
the Partnership's affairs shall be wound up by the Chairman of the Executive Committee, or if there is no such Chairman, by such other person or persons agreed by the Partners or required by law to wind up its affairs, as follows:

                 a. A statement of the assets and liabilities of the Partnership as of the date of dissolution shall be prepared.

                 b. The assets and properties of the Partnership shall be liquidated or valued at their fair market value by the Chairman or an appraiser selected by the Chairman as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice.

                 c. The assets of the Partnership, including the proceeds of liquidation, shall be applied and distributed in the following order of priority:

                        i. to the payment of the debts and liabilities of the Partnership to third parties;

                        ii. to establishing any reserves that the Chairman, in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over by the Chairman to an escrow agent selected by it to be held by such agent for the purpose of: (a) distributing such reserves in payment of the aforementioned contingencies, and (b) upon the expiration of such period as the Chairman may deem advisable, distributing the balance thereof in the manner provided herein;

                        iii. to the pari passu payment of Deficit Loans;
                                    ---- -----

                        iv. to payment of any other loans to the Partnership by the Partners;

                        v. to the Partners in accordance with Section 4.1 of this Agreement.

          If there are any outstanding Deficit Loans, any amounts otherwise payable to the Defaulting Partner under this Section 10.2.c. shall be paid to the Complying Partner until the Deficit Loans are paid in full. No Partner shall be obligated to make up or satisfy a deficit in its capital account.

          Upon dissolution of the Partnership, each Partner hereby grants to the other Partners an exclusive (other than with respect to the granting Partner), perpetual, royalty-free license to use any and all intellectual property rights developed by or contributed to the Partnership, including but not limited to trademarks, service marks, copyrights, trade secrets, and patents ("Partnership IP Rights"); provided that the Partners acknowledge and agree that Jones International, Ltd., which owns the name "Product Information Network," shall at all times continue to own all rights thereto, subject only to the limited right of the Partnership to use such name during the terms of the Partnership. Each

Partner agrees that, following the dissolution of the Partnership, it will not challenge the validity of or right to use any Partnership IP Right by the Partners as contemplated herein, and further agrees to cooperate in good faith, and to execute any documents reasonably required to perfect or protect any ownership interest in a Partnership IP Right. Following the dissolution of the Partnership, in the event of litigation involving a Partnership IP Right, or third-party challenge to a Partner's rights thereto, each Partner will cooperate in good faith with, and at the expense of, the Partner choosing to litigate or respond to such challenge.

                                  ARTICLE 11
                      RESTRICTIONS ON TRANSFER OR SALE OF
               PARTNERSHIP OWNERSHIP INTERESTS; GO-ALONG RIGHTS

          11.1   Restrictions on Transfer.
                 ------------------------

                 No Partner shall sell, transfer, pledge or otherwise dispose of all or any part of or rights in its Ownership Interest at any time except in accordance with this Article 11. Notwithstanding the foregoing, (i) with the consent of the Executive Committee, which consent shall not be unreasonably withheld, a Partner may mortgage, pledge or encumber its Ownership Interest to a financial institution and (ii) a Partner may transfer all or part of its Ownership Interest to an affiliate at any time, provided that the transferring Partner shall remain fully liable to the Partnership for all obligations of such Partner and of such affiliate. For purposes of this Agreement, an affiliate of a person is one who controls, is controlled by, or is under common control with, such person.

          11.2   Right of First Refusal.
                 ----------------------

                 a. Commencing on January 1, 1998, if a Partner shall receive a bona fide offer in writing from a third party which is not an affiliate of such Partner (a "Bona Fide Offer") for all or any portion of its Ownership Interest and shall propose to make a transfer thereof in accordance with such Bona Fide Offer, then the Partner that received the Bona Fide Offer (the "Selling

Partner") shall afford the other Partners (the "Offeree Partners") a right of first refusal to acquire such Ownership Interest or portion thereof at the same price and on substantially the same terms offered to the Selling Partner by such third party.

                 b. The Selling Partner shall give notice within three (3) days of such Bona Fide Offer (an "Offer Notice") to the Offeree Partners, enclosing with such Offer Notice a complete and correct copy of the Bona Fide Offer setting forth all the terms thereof.

                 c. If an Offeree Partner or any other person that an Offeree Partner may designate (a "Designee") shall desire to exercise the right of first refusal then it shall do so in accordance with the following provisions:

                        i. an Offeree Partner or its Designee shall give written notice thereof to the Selling Partner within thirty (30) days after the Offer Notice was received and, if a Designee is to effect the purchase, the Offeree Partner shall guarantee the performance of such Designee;

                        ii. the Offeree Partner or its Designee shall tender payment on terms no less favorable than those offered by such third party, provided that to the extent that the consideration offered in the Bona Fide Offer is cash in whole or in part, the tendered payment must include an amount of cash equal to that in the Bona Fide Offer, and provided further that any payment must be tendered within ninety (90) days after the Offer Notice was received; and

                        iii. the closing of a purchase of the Selling Partner's
                             Ownership Interest (or portion thereof) by the Offeree Partners or Designee(s) shall be held at a mutually acceptable place on a mutually acceptable date within such ninety (90) days. At such closing, the Selling Partner shall, on receipt of the payment therefor, assign its Ownership Interest (or portion thereof) to the Offeree Partner or Designee and shall execute such documents as may be necessary to effectuate the sale.

                 d. If the Offeree Partners shall elect not to exercise their rights of first refusal, or if the 90-day period shall lapse without the tendering of the required payment, then the Selling Partner may transfer its Ownership Interest (or portion thereof) to the third party; provided that such transfer is effected in accordance with all provisions hereof and that:

                        i. the Selling Partner shall sell its Ownership Interest (or portion thereof) to the third party which made the Bona Fide Offer;

                        ii. such transfer must be made upon substantially the same terms set forth in the Offer Notice i.e. the price called for in the Bona Fide Offer must be no less than 95% of the price set forth in the Offer Notice for the transfer to be considered to be made upon substantially the same terms set forth in the Offer Notice;

                        iii. such transfer must be made within sixty (60) days
                             after the expiration of the 30-day period or the 90-day period, as the case may be;

                        iv. the transferee shall be bound by the provisions of and assume the obligations of the Selling Partner under this Agreement as fully and to the same extent as though such transferee had executed this Agreement;

                        v. the Selling Partner shall not be relieved of any of its obligations under this Agreement arising prior to such transfer (except to the extent such obligations shall be discharged to the reasonable satisfaction of the Offeree Partner by the transferee), but the Selling

                             Partner shall be relieved of any obligations under this Agreement arising subsequent to such transfer;

                        vi. the consent of the Offeree Partners to the transfer must be obtained if any transfer is to be made hereunder while any Default by the Selling Partner is pending or any Deficit Loan secured by the Ownership Interest of the Selling Partner is outstanding or during any liquidation or dissolution proceeding; and

                        vii. the Selling Partner and the transferee shall
                             execute such documents as the Offeree Partners shall reasonably request to evidence the assumption and continuing obligations referred to herein.

If such sale does not take place in accordance with the foregoing conditions, then the Selling Partner shall remain a Partner as if the Offer Notice had not been given.

                 e. The Selling Partner does not waive any claims or remedies it may have in law or equity against an Offeree Partner in case an Offeree Partner elects to purchase (or to cause a Designee to purchase) and wrongfully fails to so purchase all or part of the Selling Partner's Ownership Interest.

                 f. In the event that there is more than one Offeree Partner and they each exercise the right of first refusal provided for above, then all such Offeree Partners shall be entitled to exercise such rights pro rata according to their respective Ownership Interests, excluding the Ownership Interest of the Selling Partner.

     11.3 Go-Along Rights.  If a Partner proposes to sell, assign, transfer or
          ---------------
otherwise dispose of his Ownership Interest (which, for purposes of this Section shall include all or any portion thereof), or any beneficial interest therein, including a sale of all of the stock of such Partner, to another person who is not an affiliate (such person hereinafter being referred to as the "Transferee,") such transferring Partner (the "Transferor") shall provide notice of such transfer to the other Partners, which notice shall include all of the material terms and conditions of the proposed transfer and copies of each agreement or other document pursuant to which such transfer is proposed to be effected. Within thirty (30) days of receipt of such notice, the other Partners shall have the right by written notice to the Transferor to require the Transferor to use its reasonable efforts to cause to be included in the proposed transfer to the Transferee the correlative Ownership Interests of the other Partners to that being sold by the Transferor, on the same terms and conditions as the proposed transfer by the Transferor. The Transferor shall not transfer its Ownership Interest to the Transferee unless and until the other Partners have been given the right to participate on the same terms and conditions as the Transferor in the proposed transfer to the Transferee. In addition, no such transfer by the Transferor shall be effective unless and until the Transferee agrees to be bound by all of the terms and conditions of this Agreement, including this Section with regard to transfers of Ownership Interests. No Transferor shall engage in any transaction or series of transactions whose intent or effect is to circumvent the rights granted to the Partners under this Section; provided, however, that this Section shall not be deemed to apply to or prohibit a sale of substantially all of the assets of, the sale of shares by, or a transfer of control of, Jones International Networks, Inc., CableRep, Inc., or the parent or parents of any of them.

                                  ARTICLE 12
                                    DEFAULT

          12.1   Definition of Default.  For the purpose of this Agreement, a
                 ---------------------
"Default" shall occur upon:

                 a. the failure of a Partner to pay, within thirty (30) days of the time required, the full amount of any additional capital contribution required by the Executive Committee,

                 b. a breach by any Partner of a material term of this Agreement, unless the cure of such breach, if curable, is begun within fifteen
(15) days of receipt of written notice from the other Partner that a breach has occurred,

                 c.  the bankruptcy or insolvency of a Partner, or

                 d. the failure of the Partnership to timely make any payments under any loan from a Partner or its affiliates to the Partnership, including any Deficit Loan, or to timely perform any of its obligations under any documents relating to any loan from a Partner or its affiliates to the Partnership, including any Deficit Loan. The Partnership shall not have failed to timely make any payments within the meaning of the prior sentence if funds for such purpose were available and the payments were not made due to the improper actions of the Partner to whom the payments were owed.

          12.2   Remedies.  Upon a Default, in addition to the remedies provided
                 --------
elsewhere in this Agreement, the nondefaulting Partners shall have:

                 a. all rights and remedies provided by law or in equity, including, where applicable, the rights and remedies of a secured creditor under the Colorado Uniform Commercial Code; and

                 b.  the right to dissolve the Partnership.

                                  ARTICLE 13
                                 FORCE MAJEURE

          13.1   Force Majeure.  No Partner hereto shall be liable to the other
                 -------------
Partner and no Partner hereto shall be deemed in default hereunder for any failure or delay in the performance of any of its covenants, agreements or obligations, caused by or arising out of any of the following conditions of force majeure: disaster, labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, acts of God, acts of a public enemy, war, blockade, riot, insurrection, lightning, fire, storm, flood, inclement weather, physical loss of satellite carriage, explosion, or any regulations, restrictions or acts of governmental agencies, or on account of any eventualities or conditions, whether enumerated or not, beyond the reasonable control of such Partner.

          13.2   Notice of Force Majeure.  The Partner affected by any condition
                 -----------------------
of force majeure as described in this provision shall promptly notify the other Partners in writing and hereby agrees to use reasonable diligence to remove any such conditions of force majeure as may occur from time to time. No right of a Partner shall be affected for failure or delay of that Partner to meet any condition of this Agreement where such failure or delay is caused by a condition of force majeure as defined herein, and such Partner shall be excused from performance of any obligation affected by such condition of force majeure during the period required to overcome the delay; and the time limits provided in this Agreement to meet any condition affected by force majeure shall be deemed and treated as extended for a period commensurate with the delay caused by force majeure; provided, however, nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties by the Partner affected contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of the Partner concerned.


                                  ARTICLE 14

                                 MISCELLANEOUS

          14.1   Limits of Partnership.  The relationship between the Partners
                 ---------------------
shall be limited to the performance of matters stated in this Agreement.
Nothing in this Agreement shall be construed to create a partnership for other matters between the Partners, nor to authorize any Partner to act as general agent for the other Partners, nor to permit any Partner to bid for or undertake any other contract for the other Partners, nor to borrow money on behalf of or to use the credit of the other Partners for any purposes. Should any Partner commit acts relating to the Partnership beyond the scope of this Agreement which cause liability to be imposed on the other Partner, the Partner committing such acts shall indemnify the other Partner against any lost profits, damages, losses, claims, costs, attorneys' fees and other expenses incurred by reason of such acts.

          14.2   Insurance.  The Partnership shall obtain sufficient insurance
                 ---------
to protect the Partnership from and against such liabilities and risks as are customarily insured against by prudent persons engaged in similar businesses.

          14.3   Confidential Information.
                 ------------------------

                 a. Each Partner has acquired, and the Partnership is expected to acquire, certain knowledge and information, developed and experimental, not generally known in the business, relating to the business of the Partnership which provides each Partner, and will provide the Partnership, with a competitive advantage relating to methods, processes, technology, formulas, know-how, research and development programs, plans, sales and requirements and other confidential business information, trade secrets and data (collectively, "Confidential Information"). Confidential Information shall include the confidential business information of each Partner that is not directly related to the business of the Partnership but is disclosed to the other Partners as a result of being a party to this Partnership ("Confidential Partner Information"). Confidential Information shall not include:

                                  i.      information known to a Partner prior
                                          to formation of the Partnership and
                                          not obtained or derived directly from
                                          another Partner;

                                  ii.     information which is or becomes
                                          available to the general public other
                                          than through acts or omissions
                                          attributable to a Partner; or

                                  iii.    information obtained from a third
                                          party who is lawfully in possession of
                                          the same and who is not subject to a
                                          confidentiality or nonuse obligation
                                          owed to a Partner, the Partnership or
                                          others with respect to that
                                          information.

For purposes of this Agreement, specific information disclosed shall not be deemed to be within the foregoing exceptions merely because it is embraced by general information in the public domain. The Partners recognize that as a result of being a party to this Partnership each Partner will obtain access to some of the other Partners' Confidential Information as well as to the Confidential Information of the Partnership, and that the other Partners or the Partnership would suffer great loss and irreparable harm upon disclosure or improper use of such Confidential Information. Each Partner agrees to keep secret all Confidential Information of the other Partners and the Partnership and agrees (x) not to disclose the same, except to its affiliates who agree to be bound to maintain such Confidential Information in confidence to the same extent the Partner is bound hereunder, during or after the term of this Agreement and (y) not to use or permit its personnel, agents or others to use such Confidential Information for any project which competes with the Partnership. Each Partner also agrees not to use such Confidential Information to its own advantage during or after the term of this Agreement. In addition, each Partner shall require all employees of the Partner or its affiliates who will have access to Confidential Information to agree to be bound to maintain Confidential Information in confidence to the same extent each Partner is bound hereunder. Upon termination of this Agreement, all memoranda, notes, records, writings, reports, manuals, drawings and any other items of information in any form belonging to each Partner, including all copies thereof, shall upon written request be returned to their respective owner.

                 b. Notwithstanding the foregoing, without prior agreement of the other Partner or the Partnership, each Partner may make such disclosures of Confidential Information which it is required to make by law, including by any regulatory authority, or pursuant to financial disclosure requirements, and such disclosures as are reasonably necessary to accomplish the overall business purposes of this Agreement in connection with the following types of activities, business individuals and entities: (i) appropriate consultants, contractors, suppliers, accountants, and the like, engaged to perform services or furnish equipment for the Network; (ii) potential lenders of funds for any operations or activities proposed to be conducted hereunder; (iii) individuals or entities with whom the Partner is negotiating for resale, transfer or assignment of the Partner's Ownership Interest, it being understood that any individuals and entities to whom disclosure is made shall agree in writing to observe the confidentiality of the disclosures to them; (iv) governmental agencies to the extent that such disclosure is lawfully required by such agencies or to the extent that such Confidential Information is inextricably contained in information lawfully required by such agencies, provided that the Partner will make reasonable efforts to make such disclosures to such agencies in confidence if possible and if not possible to request such agencies to refrain from publishing and to minimize access by others to such Confidential Information; and (v) pursuant to any public or private offering of securities of a Partner or any affiliate thereof or the Partnership, it being understood that in a public offering the disclosing party will take reasonable steps consistent with those in clause (iv) to preserve the confidentiality of such Confidential Information and that in a private offering any individuals and entities to whom disclosure is made shall agree in writing to observe the confidentiality of the disclosures to them.

          14.4   Publicity.  No Partner shall make any announcement, press
                 ---------
release or public statement relating in any manner to the Partnership or operations under this Agreement (except routine marketing-related announcements) without first furnishing the proposed text thereof to the other Partner and obtaining the other Partners' approval in writing, which approval shall not be unreasonably withheld; provided, however, and without limitation of Section 14.3 above, that the requirement for written approval is waived when public disclosure by any Partner is required by law or governmental regulation, judicial order or similar pronouncement, or the rules of an established stock exchange. Whenever practicable, such announcements, press releases and public statements shall be issued jointly by the Partners.

          14.5   Modification.  No change, modification or amendment to this
                 ------------
Agreement shall be valid unless the same is in writing and signed by all of the Partners.

          14.6   Gender and Number.  Each pronoun shall include any gender or
                 -----------------
number thereof as the situation requires.

          14.7   Benefits and Obligations.  All provisions of this Agreement
                 ------------------------
shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto, their permitted successors and permitted assigns.

          14.8   Counterparts.  This Agreement may be executed in several
                 ------------
counterparts, each of which when so executed shall be considered as an original and all of which together shall constitute one agreement.

          14.9   Captions.  The captions at the beginning of the sections of
                 --------
this Agreement are not a part of this Agreement but are included for convenience only, and shall be ignored in construing this Agreement.

          14.10  Further Performance.  The Partners covenant and agree to
                 -------------------
execute any further instruments and documents and perform acts which are or may become necessary to carry out the purposes of this Agreement.

          14.11  Governing Law.  The Partnership will be formed and will be
                 -------------
governed under the laws of the State of Colorado. All questions concerning the intention, validity and meaning of this Agreement relating to the rights and obligations of the Partners with respect to performance under this Agreement shall be construed and resolved according to the laws of the State of Colorado.

          14.12  Notices.  All notices and other communications required or
                 -------
permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by receipted overnight courier providing for next business day delivery, or mailed, postage prepaid, by registered or certified mail, return receipt requested:

                                  i.     If to JINI:


                                         9697 E. Mineral Avenue
                                         Englewood, Colorado  80112
                                         Attn:  President

                                         With a courtesy copy to:
                                         General Counsel

                                  ii.    If to Cox:

                                         1400 Lake Hearn Drive
                                         Atlanta, Georgia  30319
                                         Attn:  Mr. Patrick Esser

                                         With a courtesy copy to:
                                         General Counsel

                                  iii.   If to Adelphia:

                                         5 West Third Street
                                         Coudersport, PA  16915
                                         Attn:  Director of Programming

                                         With a courtesy copy to:
                                         General Counsel

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices delivered personally shall be effective upon delivery. Notices sent by courier shall be effective on the next business day after delivery to the courier service. Notices transmitted by facsimile shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or three days after mailing, whichever is earlier.

          14.13  Severability.  Each provision of this Agreement shall be
                 ------------
considered severable and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation or affect other provisions of the Agreement and the parties further agree that if a court of competent jurisdiction shall declare Section 2.3 or Articles 6, 11 or 12 to be invalid or unenforceable, the parties shall in good faith renegotiate such Sections to carry out the intent of the parties at the time of the signing of this Agreement and if the parties fail to reach such agreement, the Partnership shall be dissolved.

          14.14  Title to Property.  Title to the property owned by the
                 -----------------
Partnership shall be held in the name of the Partnership.

          14.15  No Commissions.  Each Partner hereto represents and warrants to
                 --------------
the other Partners that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transaction contemplated hereby for which any Partner will have any liability hereunder. Each Partner hereto agrees to indemnify and hold the other Partners harmless against and in respect of any breach by it of the provisions of this Section.

          14.16  Plan for a Public Offering.
                 --------------------------

                 (a) The Partners presently intend that after approximately five years from the date of this Agreement the Partnership will prepare to make a public offering of its equity securities. Any such offering, including the terms and conditions thereof, will be subject to Executive Committee approval under
Section 6.5a., as well as to market conditions and other conditions that may be determined by the Executive Committee.

                 (b) To effect such an offering, the Executive Committee may cause the incorporation of all of the Partnership's assets pursuant to a Reorganization. As used herein, a "Reorganization" shall include each of the following transactions:

                     (i) the contribution and/or sale, exchange, lease, transfer, disposition or conveyance, to any corporation(s) formed by or under the direction of the Executive Committee, of all of substantially all of the Partnership's assets and liabilities or all of the Ownership Interests in the Partnership;

                     (ii) the merger or consolidation of the Partnership with or into any corporation formed by or under the direction of the Executive Committee; or

                     (iii) any other transaction or series of transactions involving the Partnership that has the effect of any of the transactions described in (i) or (ii) above or which otherwise causes or results in the incorporation of the Partnership's assets.

                 (c) The Executive Committee shall be entitled, upon prior notice to each of the Partners, to cause a registration statement for a public offering and sale of securities in any such corporation formed pursuant to a Reorganization that has succeeded to the Partnership's assets.

          14.17  Powers of the Partners.  The Partners shall have only those
                 ----------------------
rights and powers expressly set forth in this Agreement.

          14.18  Partners' Own Infomercials.  If a Partner creates its own
                 --------------------------
Infomercials which are used on the Network, the Partnership shall acquire no interest in such Infomercials, and all rights therein shall remain with the Partner who created them.

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Partnership Agreement as of the date first set forth above.


JONES INFOMERCIAL NETWORK VENTURES, INC.

By: /s/Jay B. Lewis
   --------------------------

Title: Vice President

COX CONSUMER INFORMATION NETWORK, INC.

By: /s/Patrick Esser
   --------------------------

Title: V.P Advertising Sales
      -----------------------

ADELPHIA COMMUNICATIONS CORPORATION

By: /s/Jeffrey L. Abbas
   --------------------------

Title: Sr. Dir of Programming
      -----------------------

                      EXHIBIT A TO PARTNERSHIP AGREEMENT

                       OWNERSHIP EFFECTIVE APRIL 1, 1997


                           JINI           Cox          Adelphia     Total
                           ----           ---          --------     -----
Ownership Interests      54.17434%      45.82434%      .00133%       100%